Exhibit 99.4

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EDITED TRANSCRIPT

ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

EVENT DATE/TIME: AUGUST 15, 2012 / 12:30PM GMT

OVERVIEW:

ANF reported 2Q12 net sales of $951m and diluted EPS of $0.19. Expects FY12 diluted EPS to be $2.50-2.75.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS

Brian Logan Abercrombie & Fitch Co. — VP, IR & Controller

Mike Jeffries Abercrombie & Fitch Co. — Chairman & CEO

Jonathan Ramsden Abercrombie & Fitch Co. — EVP & CFO

CONFERENCE CALL PARTICIPANTS

Dana Telsey Telsey Advisory Group — Analyst

Randy Konik Jefferies & Co. — Analyst

Steph Wissink Piper Jaffray — Analyst

Janet Kloppenburg JJK Research — Analyst

Adrienne Tennant Janney Capital Markets — Analyst

Maren Kasper Wells Fargo — Analyst

Lorraine Hutchinson Bank of America-Merrill Lynch — Analyst

Kimberly Greenberger Morgan Stanley — Analyst

David Glick Buckingham Research Group — Analyst

Robin Murchison SunTrust Robinson Humphrey — Analyst

Liz Dunn Macquarie Research — Analyst

Brian Tunick JPMorgan Chase — Analyst

Anna Andreeva FBR Capital Markets — Analyst

PRESENTATION

Operator

Good day, everyone. Welcome to the Abercrombie & Fitch second-quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions). At this time, I would like to turn the conference over to Mr. Brian Logan. Mr. Logan, please go ahead.

Brian Logan — Abercrombie & Fitch Co. — VP, IR & Controller

Good morning and welcome to our second-quarter earnings call. Earlier today, we released our second-quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials available on our website.

Also available on our website is an investor presentation, which we will be referring to in our comments during this call. This call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the Investors section.

Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings.

Today's earnings call is scheduled for one hour. Joining me today on the call are Mike Jeffries and Jonathan Ramsden. We will begin the call with a few remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan and me, followed by an update on our strategic plans. After our prepared comments, we will be available to take your questions for as long as time permits. Now to Mike.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Good morning, everyone. Thank you for joining us today. The second-quarter results we are reporting today are disappointing and below our expectations coming into the quarter. In particular, we saw a further deceleration in the sales trend of our international stores while our US chain stores also comped negatively for the quarter for the first time since 2009. Our direct-to-consumer business remained a bright spot posting its 10th successive quarter with year-over-year sales growth of 25% or better.

As we have discussed in the past, we continue to believe that the macroeconomic environment is the primary driver of the negative comp sales we have seen in our international stores, particularly in Europe. The situation in Europe has continued to become more difficult since we first spoke of our concerns a year ago.

In addition, cannibalization has clearly been a factor as our brands have become more widely available in Europe. Within our down 26 comp for international stores for the quarter, we can specifically identify 5 percentage points of this trend as being attributable to store-on-store cannibalization. The overall effect is likely somewhat greater taking into account potential transfer to our rapidly growing direct-to-consumer business.

However, it is important to note that significant cannibalization effects are limited to only a portion of our international stores, principally flagships with large tourist components and local catchments where we have multiple stores. It is also important to note that even with the cannibalization we have seen, the great majority of these stores still meet our margin hurdle criteria.

Beyond the macroeconomic and cannibalization effects in Europe, we have also given back some share in the US and it is reasonable to assume that some of the factors that have affected our US business have also affected the trend in Europe.

Many of you observed the lack of newness in our stores through May and June and the stepped-up promotional activity that was necessary as we began clearing through our spring inventory overhang. As we look back on the quarter and in fact, all the way back to last Christmas, it is clear that the significant slowing in the European business that began in the fall of last year, coupled with a difficult fourth quarter in the US, has continued to have repercussions. Most notably, it has put us in a position of playing defense to work down our inventory levels rather than being on offense and chasing into trends in which we believe.

Through long experience with this Company, I know that we are much better when we are playing offense than when we are playing defense. Having said that, our inventory position has improved considerably at the end of the second quarter and we are expecting further significant inventory level improvement in the third quarter, as Jonathan will speak to in a moment.

In addition, we are working to keep our committed inventories leaner going forward so that we have more room to chase and react. We will come back to that in a moment.

Beyond all these factors, one question we continue to ask ourselves as a team, and I know many of you have the same question, is how much of the trend is self-inflicted. The answer is not wholly clear. However, our entire organization is completely focused on improving the trends we have seen. There are factors beyond our control, but, as a team, we believe there are opportunities to do better. We will talk in a few minutes about the various initiatives we have in place to improve productivity and profitability in our US stores and to help stabilize trends internationally.

In that context, I would like to make a few more comments on our international business. During the quarter, we opened a combined Hollister and Gilly Hicks store in London on Regent Street, seven international Hollister chain stores and three international Gilly Hicks chain stores. We are pleased with the brand awareness and excitement that these openings have created.

Our four-wall operating income from international stores was down slightly to a year ago with contributions from new stores being more than offset by declines in existing stores, most notably flagships. This brings us to one of the paradoxes of our business today, best illustrated by the performance of our A&F flagship store in London. The store was our first international flagship and quickly became a shopping destination for Europeans. The store's performance, however, has been significantly affected as we opened other A&F stores throughout Europe and probably by the growing penetration of Hollister in Europe.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Even with the impact of cannibalization, the store has had approximately $64 million of sales over the past 12 months and has generated a four-wall EBITDA of approximately $33 million. By the way, these numbers for London are all included on a slide, which Jonathan will discuss later, as part of our strategic update presentation. Despite the fact that sales volume is well below the store's peak from a couple of years ago and contribution is down even more, the store still achieved a four-wall margin of approximately 50% over the past 12 months, well above our target rate.

Taking into account an initial investment of nearly $30 million in CapEx and other investments, the store's contribution translates into an annual store-level ROI of approximately 80% after factoring in incremental non-four-wall costs, and clearly the cumulative return is much greater than that.

The picture is similar for Milan and some of our earliest Hollister stores, which, despite significant declines in volume and profitability, continue to deliver very strong results and returns on an absolute basis.

As we discussed on our last earnings call, when we look at the current trends in Europe, there are four key questions we ask ourselves. First, are our stores continuing to stand out from the mall in terms of excitement and energy and in terms of traffic and productivity? Second, are the new store volumes consistent with the volumes at which we approved the deals? Third, are we achieving our annualized target 30% four-wall margins at the current trend and after cannibalization? Last, is our international direct-to-consumer business continuing to grow at a healthy rate? We continue to believe the answer to all of these questions is yes.

In addition, we have long said that if we achieve our operating hurdles, return on investment metrics are also very strong. However, given the declines we have seen and the impact of cannibalization, we believe that it is appropriate to add a further question. Specifically whether the return on invested capital we have generated from our international expansion is superior to any alternative deployment of capital over that period. We are very confident that is the case as Jonathan will review in more detail in a few minutes.

However, given a period of declining returns, we believe it is appropriate to review our future plans in that light and make sure that we remain highly disciplined in only committing to new stores or other capital projects where we are confident that, based on conservative assumptions, the answer to all five questions will remain yes.

Overall, setting aside our future store opening plans, we are very focused on improving the performance of our existing stores. We remain very cautious about the macroeconomic environment, but we are hopeful that, with our comp sales for the past few weeks running a little above our second-quarter trend, we are beginning to see at least a stabilization in the trend. With that, I will hand over to Jonathan, but will come back to make some additional comments in a few minutes.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Thanks, Mike and good morning, everyone. I will start with a short summary of our results for the quarter and outlook for the full year and then Brian will go into some additional details. For the quarter, the Company's net sales increased 4% to $951 million, total US sales, including DTC, were down 5%. International sales, including DTC, were up 31% and total DTC sales, including shipping and handling, were up 25%. Comp store sales were down 10% to last year. Comp sales were down 5% in US stores and were down 26% in international stores.

On a weighted average basis the dollar strengthened approximately 3% versus the prior quarter and approximately 7% versus last year. Foreign currency changes for the quarter affected sales growth adversely by approximately 160 basis points versus a year ago. Gross margin erosion for the quarter of 110 basis points was modestly greater than anticipated reflecting the lower sales trend.

Overall, expenses for the second quarter came in significantly below projection. The main drivers of the expense reduction were lower contingent rent, lower incentive compensation, reductions in travel, marketing and other home office expenses.

Operating income for the quarter was $27 million versus $47.2 million a year ago. Operating margin fell 230 basis points with expense deleverage of 120 basis points adding to the operating margin erosion. The tax rate for the quarter was 38.9% and diluted earnings per share for the quarter were $0.19 versus $0.35 for the prior-year quarter.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Turning to the balance sheet, we ended the quarter with total inventory at cost up 20% versus a year ago. Based on our current sales plan, we expect inventory at cost to be approximately flat year over year at the end of Q3 and down at the end of Q4. We ended the quarter with $312 million in cash and cash equivalents and $20 million of current marketable securities.

During the quarter, we drew down $75 million from our revolving credit facility to provide us with additional liquidity through the trough point in our cash cycle. We have $274 million remaining available under our revolving credit facility and $300 million under our term loan facility.

During the second quarter, we liquidated $18 million of our auction-rate securities. We did not repurchase any shares during the quarter. In order to maintain our cash cushion, any such repurchases would have entailed further drawing down on credit facilities, which we were not comfortable doing in the absence of clear stabilization in trends.

At our Board meeting yesterday, the Board approved an additional 10 million shares to our share repurchase authorization, bringing our total outstanding authorization to 22.9 million shares. We will come back to this in a moment.

With regard to our expectations for the fiscal year, based on the second-quarter trend, we are now planning for down 10 comps for the full year with US and international trends consistent with Q2. Overall, based on the lower sales trend, we are now projecting diluted earnings per share for the year of $2.50 to $2.75. Consistent with past practice, our guidance does not assume any further share buybacks. With that, I will hand over to Brian to add some more details on our operating results for the quarter and outlook for the year.

Brian Logan — Abercrombie & Fitch Co. — VP, IR & Controller

Thanks, Jonathan. As reported, comp store sales were down 10% for the quarter. US comp store sales were down 5% versus down 1% in Q1 with chain stores performing slightly better, although comping negative for the quarter for the first time since 2009. International comp store sales were down 26% versus down 22% in Q1 with Hollister European stores performing somewhat better.

By brand, comp store sales were down 11% for Abercrombie & Fitch, 10% for abercrombie kids and 10% for Hollister. Within the brands, male and female performed comparably.

The gross profit rate for the second quarter was 62.5%, 110 basis points lower than last year's second-quarter gross profit rate. The decrease in rate was driven by an increase in average unit cost and the adverse effects of exchange rates, partially offset by an international mix benefit. A summary of our second-quarter operating expense can be found on the slide on page 5 of the investor presentation.

Stores and distribution expense for the quarter was $458 million, or 48.1% as a percentage of net sales. Store occupancy costs were approximately $185 million and all other stores and distribution costs represented 28.7% of net sales, 120 basis points above the percentage of net sales they represented last year. The increase in the stores and distribution expense rate was primarily the result of deleveraging on negative comp store sales.

Stores and distribution expense for the quarter included approximately $700,000 of accelerated depreciation from our DC consolidation, lower than previously anticipated due to an extension in the expected service life of our second DC.

MG&A for the quarter was $111 million versus $110 million last year. The increase in MG&A a for the quarter was due to an increase in marketing, IT, travel and other expenses, largely offset by a decrease in incentive compensation expense.

The tax rate for the quarter was 38.9% compared to 30.7% for the prior year. The increase in rate was primarily the result of a reduced benefit related to international operations, which are taxed at a lower rate. As Jonathan mentioned, we ended the quarter with total inventory at cost up 20% versus the second quarter last year.

Spring season inventory continues to be up disproportionately, which is reflected in the higher markdown reserve at the end of the quarter when compared to last year. During the quarter, we opened a combined Hollister and Gilly Hicks store in London on Regent Street, seven international Hollister chain stores and three international Gilly Hicks chain stores. Details of international stores opening for the quarter are included on the slide on page 9 of the investor presentation.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

In the US, we closed six stores during the quarter. At the end of the quarter, we operated 293 Abercrombie & Fitch stores, 159 abercrombie kids stores, 578 Hollister stores and 25 Gilly Hicks stores.

With regard to our expectations for the fiscal year, in addition to the down 10 comps for the fall season, we anticipate for the full year that stores opened in 2011 will contribute approximately $250 million to sales growth while stores opened in 2012 are expected to contribute approximately $200 million.

Excluding charges, we anticipate a substantial recovery of our 2011 gross margin rate erosion to be largely offset by expense deleverage. The gross margin rate recovery is expected to be primarily the result of lower average unit costs due to the abatement of cotton prices.

During the fall season, US chain AURs are expected to be flat to slightly down to last year while international AURs are expected to be down to last year. In addition, as a reminder, our fourth-quarter gross margin rate for last year was estimated to be adversely impacted by about 200 basis points as a result of markdowns on higher carryover inventory. We expect the fiscal year tax rate to be in the high 30%s and capital expenditures to be approximately $360 million.

With regard to third quarter, we expect gross margin rate improvement to be more than offset by expense deleveraging on negative comp store sales. For the third quarter, we expect an increase in expense versus second quarter due to higher marketing expenses related to the introduction of our new CRM programs and brand awareness initiatives in China, including those around the Hong Kong flagship opening.

We will report third-quarter sales and earnings results on Wednesday, November 14. With that, I will turn the call back to Jonathan.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Thanks, Brian. As we indicated in our pre-release two weeks ago, we want to spend some time this morning to give an update on various aspects of our forward-looking plans. In connection with that, I would like to refer you to the Strategic Update section of our investor presentation.

First of all, as Mike alluded to a few minutes ago, we are confident that the return on investment from our international rollout to date has been superior to any alternative use of capital over that period, including stock buybacks. Going forward, our philosophy remains to be disciplined in allocating capital to where it will derive the greatest return on a risk-adjusted basis.

Turning to the performance of our international operations to date, as we have stated in the past, we think it is helpful to break out the business between Hollister Europe, A&F flagships and other investments. Starting with Hollister Europe, as we have discussed in the past, we believe that Hollister international store openings represent a low risk, high return use of capital. To illustrate how we think about this, the slide on page 14 shows the anticipated sales contribution, EBITDA and operating income for a recent Hollister store we opened or we approved rather in France. We referenced this example in some recent conference presentations and think it is a good example of a fairly average European Hollister store.

In addition to our expected or approved case, as reflected on the slide, we also show a downside scenario where the store achieves only 75% of its expected volume and a low-end scenario where the store only achieves 50% of its expected volume.

In terms of return on capital, we define store-level ROI as four-wall EBITDA, less estimated incremental non-four-wall costs such as DC, regional management and an allocation of country-specific costs divided by a total investment calculated as our original net CapEx plus other investments comprised primarily of preopening costs, lease deposits where applicable and store working capital.

Using this store-level ROI analysis, this example shows that the return on the approved scenario is 62%, the return is 41% in the downside scenario and is still above 20% in the low-end scenario, a scenario we regard as very unlikely. This particular store does not have any significant anticipated cannibalization effects, but we also factor those into the incremental EBITDA where they exist. In addition, our CapEx in France runs higher than our average across Europe.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

On a trailing 12 month basis, approximately 90% of our Hollister European stores exceeded a 30% four-wall margin. In addition, on average, the stores are exceeding their approved sales volumes by approximately 20% with the result that the overall store-level ROI for Hollister Europe is well above the example we just reviewed.

It is also important to note that our downside risk on Hollister chain stores is also protected by lease exit clauses that exist in many of our leases. 90% of our Hollister European stores have lease exit clauses, either unconditional or based on sales.

Turning to A&F flagships, the slide on page 16 provides an illustration of the performance of our A&F London flagship over the past 12 months. As Mike stated, we believe that the London flagship is a good example to discuss as no other store has been more adversely affected by the macroeconomic and cannibalization trends.

Despite a material decline in London's volume over the past year, the store continues to operate well ahead of its original approved volume and well ahead of our 30% contribution margin hurdle rate. In addition, the store-level ROI has also remained strong and the store has generated cumulative returns, which are a multiple of our initial investment. Using a comparable measure, our overall store-level ROI on a trailing 12 month basis for our European A&F flagships exceeds 35% with all of our European flagships, other than Copenhagen and Dusseldorf, operating at four-wall margins above 25%.

As a last point on Europe, the returns referenced above do not include the benefit our increased store presence has had on our international DTC growth, which we believe is significant.

With regard to our other international operations, our store-level ROI for our Canadian operations is comparable to Europe. Although, at this point, we are not planning any further investment in Canada. With regard to Asia, our rollout is still at an early stage and we will continue to take a test-and-learn approach to new opportunities, limiting our invested capital until the opportunity is proven.

Turning to what this means for our future opening plans, the slide on page 18 shows the A&F international store plans we have today. We have added no new commitments since our prior update in May, although we continue to move forward on a Shanghai location that we would expect to open in the fall of 2013.

In addition, we have scaled back Dublin and Seoul from full flagships to smaller Tier 1 formats with meaningful reductions in the associated capital expenditures. We are not able to confirm an opening date for London kids at this time.

With regard to Shanghai, we do not expect this store to achieve our 30% four-wall margin hurdle rate. However, we believe that a Shanghai flagship is important in supporting our broader rollout in China, which, in addition to Hollister, may potentially include some A&F chain stores.

Beyond Shanghai, we are pausing all other flagship commitments, but will keep this under review as we go forward. We now anticipate around 30 Hollister openings this year in addition to the four international Gilly Hicks stores we have already opened.

For 2013, we are planning for approximately 20 international Hollister chain store openings. This includes close to 10 existing commitments. Overall, these openings will be focused on underpenetrated markets where we expect minimal cannibalization. They will include our first stores in Australia and likely in the Middle East.

On the latter point, we are finalizing an agreement to establish a joint venture with a Middle East-based partner that will provide us with operational support while enabling us to operate our stores consistently with our fully company-owned stores. As we have done in the past, we will continue to review all store openings on a case-by-case basis.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

We now expect capital expenditures in 2012 to be around $360 million and 2013 capital expenditures to be around $200 million. Our modified store opening plans will also result in significantly lower preopening costs, which should now come in around $50 million this year and reduce to approximately $30 million next year.

Coming back to our capital allocation strategy, as reflected on slide 19, our share repurchase philosophy is as follows. After allocating capital to new stores and other internal projects such as DTC investments that provide superior returns, we would expect to return excess cash to shareholders through dividends and share repurchases. We define excess cash as being cash above a $350 million base requirement at all times. We believe this amount is appropriate to protect the Company from the short-term effects of external factors.

In addition to cash from operations, we will continue to review the appropriateness of adjusting our capital structure through the use of the term loan facility or other instruments over time. This evaluation takes into account the inherent leverage already in our business model, as well as our outlook on the business in general. Given business trends during the second quarter, we chose not to draw down on the term loan, but would expect to use this facility once we are confident that business trends have stabilized.

Last, we will execute buybacks when we believe the stock is attractively priced on a long-term basis. In the above context, the slide on page 20 of the presentation illustrates our capital allocation over the past six quarters and shows that, over that period, we have spent approximately $360 million on new store openings, approximately $358 million on stock buybacks, approximately $155 million on other CapEx projects, including maintenance-type projects and approximately $90 million on dividends.

Regarding our share buyback potential, the slide on page 21 shows a projected normalized free cash flow for 2012 of around $300 million with normalized lower run rate CapEx. Assuming that our underlying results improve going forward, the free cash flow generated should increase accordingly.

In addition, having been in a position where inventory has been a use of cash over the past 12 months, we expect inventory to be a source of cash over the next 12 months. Beyond that, we are committed to growing inventory at less than the rate of sales. Based on this, we anticipate that we will have substantial cash flow from operations over the next 18 months to support continued capital return to shareholders.

In addition, we have the term loan facility of $300 million to supplement that. Based on these projections, our Board yesterday authorized an additional 10 million share increase in our share repurchase authorization, bringing the total authorization to 22.9 million shares. With that, I will hand back to Mike.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Thanks, Jonathan. As I referenced a few moments ago, our entire organization is focused on improving the trend of our business and before closing, I want to review some of the initiatives we are pursuing to accomplish this. This is not an area of significant capital investment, but we believe there is significant potential to improve our overall returns to shareholders through gains in the productivity and profitability of our domestic fleet.

First, with regard to merchandising, we have a number of initiatives that will improve our ability to react and chase. These include implementing more conservative merchandise plans, a shortening of our product development calendar, and increasing the chase component of our open-to-buy. In addition, we are increasing local sourcing within the US and Central America to further shorten leadtimes and increase flexibility.

Second, in terms of inventory productivity, we are committed to growing inventory at a slower pace than the rate of sales growth. This will be supported by investments we have made in new merchandising, planning and allocation systems, which are now live for the spring season of 2013. Among other things, these new systems will greatly enhance the efficiencies in building plans and give us much better visibility on margin and inventory plans by selling channel. In addition, these systems will shift our focus to selling margin rather than IMU, which is a significant improvement given the evolution and complexity of our business today.

A third key area of focus is insight and intelligence, particularly with regard to our international operations. We are building a team to help us better understand macro, competitor and customer dynamics in our key markets. Ultimately, we believe this improved understanding will help us make better business decisions. This intelligence will include both primary and secondary research, as well as leveraging our associates to gather and synthesize intelligence they come across.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Fourth, with regard to customer engagement, we are excited about the launch of our new club programs for A&F and Hollister. Yesterday marked the official launch date for our new A&F club program and for our new Hollister Club Cali in the US.

Our CRM programs are something that we have been working hard on for nearly two years. They will enable us to have a single view of the customer across channels to target both product and promotional messages to customers on a segmented or ultimately individualized basis and to engage with our customers in new ways and through unique content via mobile, social and cross channels. We believe that these programs will also allow us to gain insight into the behaviors of both new and returning customers. Prior to launch, we had 150,000 pre-registrations for the clubs and we expect this to grow significantly in the coming weeks and months and become a meaningful part of our model.

Fifth, with regard to expense and AUC, we will continue to focus on finding efficiencies and taking cost out of our model as we have done successfully over the past year and we will continue that process going forward.

Although the complexity of running our business has increased with our international expansion, our headcount at the home office remains lower than it was four years ago. This further reinforces the leverage benefit of our profitable international store openings. We have also analyzed and adapted our international operating model resulting in reductions in our selling payroll and other expenses such as repairs and maintenance. The progress we have made on AUC for the fall season is also a good example of how effective our teams can be when they are aligned around specific measurable goals.

Last, store closures will also remain an important part of our long-term plan to improve both the overall profitability and the brand profile of our US stores. We continue to expect closures primarily through natural lease expirations to be modestly accretive to EPS on a year-over-year basis.

We believe all of these efforts can be meaningful in terms of improving the trajectory of our domestic business and many of them will also benefit our international business and our DTC business. With regard to DTC, we remain pleased with the progress we are making, particularly internationally, where initiatives such as broadening the payment types we accept and accelerating our fulfillment capabilities are significantly improving conversion.

In closing, I want to reiterate our confidence in the global appeal of our iconic brands. This was once again affirmed with the strong response to our Hong Kong flagship on Saturday and this adds to our cautious optimism about the potential for our brands in Mainland China. Through its first five days, the store has done over $1 million in sales. We remain excited and optimistic about the opportunities ahead of us and we will be disciplined and judicious in our use of shareholders' capital to pursue these opportunities. Thank you and we will be happy to take your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Dana Telsey, Telsey Advisory Group.

Dana Telsey — Telsey Advisory Group — Analyst

Good morning, everyone. Mike, given the new world that we are in, how are you thinking about the merchandise assortment, basic versus fashion, pricing globally and you mentioned the changes in the supply chain, which should be very helpful? How do you see that and timing of that of adding to enhancing inventory, enhancing turn margins? Thank you.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

I think we are thinking the same thoughts. Clearly, we have room for more fashion, more trend turning faster, which will clearly be facilitated by shortening the cycle. In terms of international pricing, I will turn that over to Jonathan.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

I think we have said we are planning for international AURs to be down in the back half of the year, particularly in flagships and to a lesser degree in the Hollister chain stores on a year-over-year basis.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

And I think, Dana, the most important part of trend and increasing our fashion component is, as I said in the overview, being on the offense. Chasing is key to improving that part of our business.

Dana Telsey — Telsey Advisory Group — Analyst

Thank you.

Operator

Randy Konik, Jefferies.

Randy Konik — Jefferies & Co. — Analyst

Hey, can you hear me?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Hi, Randy.

Randy Konik — Jefferies & Co. — Analyst

Hey, guys, how are you? So I guess obviously so I think what — this is what the market wants to hear is the word discipline and so forth around the capital allocation. So if I look at slide 21 in the packet, there is a quote that says normalized CapEx of $200 million and normalized free cash flow of $300 million. Is there some sort of line in the sand we can be thinking about or the shareholders or investors, potential investors can be thinking about in the sense that either you are going to hold the line at around $200 million in CapEx going forward over the next few years? Or ex that, would you be able — be committing to generating normalized free cash flow minimum or baseline of about $300 million per year assuming that if the operations get better the CapEx could go up a little bit? So just trying to get some clarity there.

And then on the share buyback, you made a comment, Jonathan, about buying back when the stock is attractive. Obviously, it is pretty attractive down here, at least from our perspective. I guess the pause — was that due to the cash generation cycle in this point of the year and we could expect that to — the buyback spigot to turn back on in the back half of the year and into early part of next year? How should we be thinking about the timing of the buyback? Thanks.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Sure. To take the first part first then, Randy, we are obviously hopeful that operating cash flow we are going to generate this year is going to be growing going forward. I mean frankly if it didn't grow then I think the likelihood that CapEx would grow would be very unlikely because that would suggest that the dynamics going on wouldn’t support accelerating again the store openings. So we are hopeful that the normalized free cash flow of $300 million will grow even if CapEx were to start growing again at some point, but we are going to remain very disciplined about that. We are going to look at it on the basis of store by store, is the return we can generate from any given store the best use of capital relative to buybacks or any other use as we commit to each of those stores. But we would certainly hope that normalized free cash flow should be growing going forward from what has obviously been a challenging year in 2012.

And then on the second piece, there are two principal gates we have to get through to do buybacks. The first one is valuation and the second one is liquidity. The comments we made in the script were that because we would have had to go into the term loan to be buying back shares during the quarter, we weren’t comfortable doing that given the trends in the business. And as we have just said in the script, once we feel that those trends have stabilized then we would expect to pull down on that facility and use it towards buybacks and we obviously can’t be more specific on timing around that, but it was really a liquidity-driven issue in the second quarter that prevented us from going forward.

Randy Konik — Jefferies & Co. — Analyst

So can you hear me? Can you hear me again?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Yes, Randy.

Randy Konik — Jefferies & Co. — Analyst

Yes, I'm sorry. So I just want to make clear. So should the market be thinking about $300 million as a baseline of free cash flow for this Company and its ability to generate that number going forward, over not just the next 12 months, but if we are thinking about potential investors thinking about the next two, three, four, five years? Is that how we should be thinking about this business?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

We are obviously not giving a forecast for the business, but we would be disappointed if we weren't able to generate more free cash flow than that beyond 2012. Does that answer the question?

Randy Konik — Jefferies & Co. — Analyst

Yes, thanks.

Operator

Steph Wissink, Piper Jaffray.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Steph Wissink — Piper Jaffray — Analyst

Thanks, good morning, everyone. Just trying to follow up on Randy’s question regarding discipline, you added a tremendous amount of discipline around your store operating model. I am just curious how you think about the overall health of your store base in the US. More so, what is the right store base size for each of your core concepts? Thank you.

Jonathan Ramsden — Abercrombie & Fitch Co.— EVP & CFO

Hi, Steph. I think we have said, for Hollister, we don’t anticipate the store footprint contracting significantly. There are some stores that will probably close, which are not doing particularly well and there is no new news there. But most of the closures are oriented towards A&F and kids and getting the A&F and kids brands focused on those stronger performing stores. And as we have said many times in the past, if you look at the sort of upper tier of A&F and kids stores, the economics of those stores are frankly comparable to our international stores. So there is a segment of those stores that we would like to reposition the fleet towards. We have talked about another 180 closures between now and 2015. Again, most of that would be oriented towards A&F and kids as it has been for the 135 stores we closed in 2010 and 2011.

Steph Wissink — Piper Jaffray — Analyst

Thank you.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg — JJK Research — Analyst

Good morning, everyone. Congratulations on an outstanding opening in Hong Kong. That is very exciting.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Thank you.

Janet Kloppenburg — JJK Research — Analyst

A couple of questions. At the end of the first quarter or maybe fiscal year ‘11, you had said that you expected to recapture a great portion or almost all of the gross margin that you lost in 2011 attributable to higher raw material costs. Can you just give us an update on that outlook right now?

Secondly, I know there will be increased M&A pressure, expense pressure in the quarter due to the CRM and China marketing costs. Should we expect that again in the fourth quarter?

And just lastly, Mike, how soon can your merchandising and sourcing — your shortened leadtime initiatives affect the merchandise in the stores? Thanks so much.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Jonathan, do you want to take the first part?

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Sure. In terms of gross margin rate, Janet, what we have said is that we anticipate a substantial recovery of the erosion we had last year. So well towards — well back towards the 2010 gross margin rate. And as Brian said in his comments, that is primarily driven by the average unit cost benefit with some international mix coming into play.

Janet Kloppenburg — JJK Research — Analyst

Okay, great, thank you.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

On the marketing piece, there is a — there will be some ongoing costs of operating the CRM programs and there will be some ongoing Hong Kong and China marketing, but there is a disproportionate effect in this quarter, particularly around the Hong Kong opening where we did some fairly extensive marketing around that. And that expense, as well as some of the initial content creation for the club programs, is disproportionately impacting Q3, so it should certainly abate beyond Q3.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

I am going to give you a long answer to work our way into your question. And I would like everyone to know that I think that we have to start by going back to this time last year. Our international business had been very strong through the first six months of the year and I think Hollister comped around 20% for the second quarter of last year and our US business was also strong.

Since that time, we have had obviously very significant reductions in sales volumes and we have had to make material changes to our merchandise plans in response to that. So we have been in the mode for most of that time in trying to get out of inventory receipts and work down inventory levels as opposed to chasing the business, which is what we have proven ourselves to be rather good at doing. And that is a tough place.

Did we miss business over the past two quarters because our assortment was too narrow and because we were late on some trends? I believe so. But what we have been working toward is what I have stated — to put ourselves in a position where we can back on the offensive. It is an important point that I keep making. And that means conservative merchandise plans, more open-to-buy, more chase.

And the answer to your question is that I think we will be there as we progress through Christmas in terms of what you see in the stores and certainly for the spring. In our financial plans though, we are not counting on any improvement in the trend from this, but we are hopeful that we will see some.

Janet Kloppenburg — JJK Research — Analyst

Great. Lots of luck.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Thanks, Janet.

Operator

Adrienne Tennant, Janney Capital Markets.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Adrienne Tennant — Janney Capital Markets — Analyst

Good morning. My question is on the international lease structure. And I was wondering — it sounds like Hollister is quite similar to the US mall structure 10-year leases with kickouts. I was wondering on the flagships if you can help us. Are they longer leases? Are they — can you work with landlords in terms of adjusting them as we go? And is that different in Asia versus Europe? Thank you very much.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

With regard to Hollister, by the way, it is probably worth noting that the structure of the leases in a number of countries in Europe actually gives us more flexibility than we have in the US. Somewhere like France or Belgium, there are kickouts that kick in after various periods of time pretty much automatically in the structure of the leases in those countries. So we do also have a couple of those kickout-type provisions in some of the smaller flagship stores. We don’t have them in the bigger flagship stores in Europe, but frankly the scenario in which we could see ever wanting to exercise a kickout in those flagship stores is so remote as to make it essentially kind of a moot question.

In Asia, it is still early days over there. The leases typically in China tend to be a little bit shorter than they are in Europe or the US. I think with regard to new flagships and lease flexibility, based on our current plans, as we've said, we are not anticipating at this point adding to the commitments we have out there other than Shanghai. So again, it is somewhat moot at this point.

But I think in terms of the general duration of the leases in somewhere like China, it is, in any case, shorter than the US and given the relatively small number of leases we have, we haven't really got into at this point the discussion about kickout provisions in those leases.

Adrienne Tennant — Janney Capital Markets — Analyst

Okay. And any update on Singapore?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Yes, it is doing solidly.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Solid business, yes.

Adrienne Tennant — Janney Capital Markets — Analyst

Great. And Mike, I just wanted to say once again your eye for color is fantastic for the fall season.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Thank you. That’s very kind.

Operator

Evren Kopelman, Wells Fargo.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Maren Kasper — Wells Fargo — Analyst

Hi, it's Maren Kasper in for Evren. So follow-on margins are still really strong in Europe, but the non-store expenses are what are weighing on the operating margin. Is that just a factor of scale or is there an opportunity to reduce some of those non-store expenses?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Well, the non-store expenses are a combination of a few different things. If you look at the segment footnote or the segment chart in the investor presentation, you have got DC costs, which are largely a function of sales over time. There is a fixed component and we have always said that DC costs in Europe will progressively reduce as a percentage of sales as we have more volume going through those facilities.

Regional management is a function of store count for the most part. Typically, there is a span of control for the regional district managers. That isn’t really directly correlated with volumes, so there is a little bit of deleveraging of that effect when you have negative same-store sales. They are a couple of the bigger buckets, the bigger pieces that go into that. Then obviously we have preopening costs, which is outside of that. I think reading that other expense line quarter to quarter is a little challenging. I think it is more meaningful on a sort of full-year basis, but what we have generally said is we would expect that to remain, on a full-year basis, relatively flattish as a percentage of sales. We don't expect either significant leverage or deleverage on an ongoing basis.

Maren Kasper — Wells Fargo — Analyst

Okay, great. That’s helpful. And then secondly, when do you think you guys have potential to begin to leverage occupancy expenses again?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

I mean that is really driven by comps frankly. If we are in a positive comp environment, obviously, you can leverage occupancy and if you are negative same-store sales, clearly it is going to be the opposite. We do have a percentage rent component to our occupancy cost, but most of our occupancy cost is made up of fixed rent and fixed depreciation. So it is clearly a function of the sales trend.

Operator

Okay, and we ask that you do limit yourself to one question once again. (Operator Instructions). Lorraine Hutchinson, Bank of America.

Lorraine Hutchinson — Bank of America-Merrill Lynch — Analyst

Thank you. Good morning. Just a quick follow-up. When you talk about comp trends stabilizing in order for you to draw down on the revolver, does that mean turn positive or just not getting worse?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

I think it is a belief that, and we don't want to overparse this, but I think it is a belief that things aren't getting worse primarily and therefore that we have a comfort factor that the trend stabilization that we are looking at when we make that decision is one that we think is sustainable. And that entails obviously not just seeing a few weeks, but seeing sort of a longer period of stabilization or improvement.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Lorraine Hutchinson — Bank of America-Merrill Lynch — Analyst

Okay. And then my question revolved around the cannibalization analysis that you did when you were originally rolling the stores out. Where do you think it went wrong in trying to predict the cannibalization? And do you feel like you have a good enough handle on it now to be opening 30 more Hollisters internationally over the next year or so?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Well, first of all, I think the premise of the first part of the question that we went wrong is not one we would agree with. I think it is obviously hard to begin with to project those things. When we opened a store in Oberhausen, it was tough for us to know whether people were driving 100 miles or 50 miles to come to the store because the brand was so appealing. So it was tough to gauge and I think there was probably some opening surge in any case around those stores.

But more importantly, when we have gone back and looked at all the stores that have been cannibalized and looked at whether in hindsight we would still have opened them, there is probably one or maybe two that we might not have opened because they wouldn't have met our overall return. So it is not as if, in retrospect, it led us down a path that we wouldn't have gone down.

Going forward, we are able now based on the patterns we have seen in certain discrete catchments like in, for example, the Frankfurt area or obviously around London or even somewhere like Manchester where we have two stores pretty close together in the UK, we now have a pretty good read on that and then every store we approve today, we put in a specific assumption of the cannibalization of existing stores and looking at the incremental return that store generates both in terms of the four-wall margin, but also in terms of the overall store-level ROI that we talked about earlier.

So I think to some degree it is natural. When the brand first got to Europe, it was very hot. People were probably going out of their way to get to the store to find it or having their friend go there. Over time as it becomes more available than some of the existing stores that probably have had some cannibalization, there is no great surprise about that. But fundamentally, it doesn't I think change the economics of what we have been through.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

And let me add to this. Our discipline is really strong. To look at Hong Kong where we just stated what the flagship is doing, we also have an immensely successful store in Festival Walk, is one of the highest volume Hollister stores in the fleet. We are not — we are going to open one more store in Hong Kong and that is this month in Causeway Bay, but that will be it in Hong Kong. So with the size of that business and the enthusiasm for our brands, we are very disciplined about calling it a day at this point.

Operator

Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger — Morgan Stanley — Analyst

Good morning. Mike, I’m wondering if you can just talk to us about the international pricing strategy. I know last year, you felt like you had potentially overreached on price a little bit and you have been taking pricing down early this year. Do you feel like you have found the right sort of level on pricing in international stores?

And then, Jonathan, I am wondering if you can just help us with US versus international comps by quarter last year. I would assume that the international comparisons get a little bit easier as we progress through the second half of the year. And if you just have the transaction metrics here for the second quarter that you just reported, that would be great. Thanks so much.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Let me comment on international pricing and the first flagship and then Hollister. What I believe I said was that we felt we might have stretched the flagship prices too high. We have reacted to that and lowered the mix in flagship stores. I can't really tell you, Kimberly, if what I was saying was correct. It is very difficult to track that flagship AUR to the business. I believe that the slowdown in those stores has been really macro-related primarily. They are tourist stores and some cannibalization. So we have lowered the retails slightly for go-forward in the flagship stores. I am really not sure that the result is going to be dramatic. The Hollister AURs are very comparable to last year.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Kimberly, on the second part, just to take some of the pieces of that, I think we said on the US that the — and this is off the top of my head. These numbers may not be exactly right, but I think we have said high single digits for US stores through the first three quarters last year and then approximately flat I think in the fourth quarter of last year I think is what we had said.

With regard to Hollister Europe, we were up in the 20% plus range through the first six months of last year. That then moderated into the single digits in the third and fourth quarters of last year and then turned negative in 2012. The flagships trend declined a little earlier than Hollister. We started to see the first signs of that in the second quarter, although really predominantly in August, but it didn't really become clear until the third quarter and then the flagships were negative from the third quarter onwards in 2011. And then they have been more negative through the first half of 2012 than Hollister.

Kimberly Greenberger — Morgan Stanley — Analyst

And Jonathan, just on the transaction metrics in the second quarter?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Are you asking for a recap, Kimberly, or some —?

Kimberly Greenberger — Morgan Stanley — Analyst

AUR —.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

We certainly have a —.

Kimberly Greenberger — Morgan Stanley — Analyst

Is that in the presentation?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

(multiple speakers) on AUR for the second quarter?

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Brian Logan — Abercrombie & Fitch Co. — VP, IR & Controller

Yes, for the second quarter, I think we only gave some information on go-forward for the AUR.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Yes, we didn’t specifically call that out, but I think again — and Brian, correct me if I am wrong — I think it was roughly flattish to slightly down for the US chain stores in the second quarter.

Brian Logan — Abercrombie & Fitch Co. — VP, IR & Controller

That is correct.

Operator

David Glick, Buckingham Research Group.

David Glick — Buckingham Research Group — Analyst

Good morning. Jonathan, just a question about the tax rate. I mean clearly the international business is still very profitable, yet the corporate tax rate is back toward more historical levels before you had a more profitable international operation. Can you help us understand why that is the case and how we should think about the tax rate going forward?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Sure, David. There is kind of a 30-second answer to that question and then there is like a two-hour one.

David Glick — Buckingham Research Group — Analyst

I will take the 30-second.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

30-second. I mean essentially we have the underlying profitability, the economic profitability of the operation, which is obviously still very strong. Then what happens though is a portion of our central overhead for tax purposes gets pushed out to the international operations. So our home office cost here and that is primarily based on sales how that gets allocated for tax purposes. So as international has grown as a proportion of the sales, for tax purposes, more of our central overhead for tax purposes gets moved to international and that therefore reduces the taxable profits internationally. It doesn’t — so it’s somewhat of a different answer between the economic profits and the taxable profits, but that is the short 30-second version of it.

Operator

Robin Murchison, SunTrust.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Robin Murchison — SunTrust Robinson Humphrey — Analyst

Hi, good morning. Thank you for the color and visibility. Question — what is the approximate number of stores needed to maintain critical mass in the kids division? And then as you look at — are you looking at any merchant design team changes relative to any or all of the brands? Thanks.

Jonathan Ramsden — Abercrombie & Fitch Co.— EVP & CFO

I guess on the first part, Robin, I mean that is something that we clearly feel we have critical mass with the storecount we have today from a buying standpoint and certainly within the plans that we made for store closures, we don’t anticipate that changing our position. So we are not going to take the overall store footprint to a level where we would start to lose leverage from an average unit cost standpoint.

Robin Murchison — SunTrust Robinson Humphrey — Analyst

Okay and the merchant design changes, any?

Mike Jeffries — Abercrombie & Fitch Co.— Chairman & CEO

None that we are discussing at this point. We are constantly evolving our staff. I think the most important point is we have arguably the strongest merchant and design teams in the business and we are very pleased with them. They continue to perform.

Operator

Liz Dunn, Macquarie Capital.

Liz Dunn — Macquarie Research — Analyst

Hi, thanks for taking my question. Just as follow-up to the stores question, a lot of higher-end brands sort of have kind of a 300 store opportunity in the United States that they talk about and some are above that, such as Coach. I am just curious as to your perspective on why the Abercrombie & Fitch brand doesn’t have that sort of potential scale and now we need to close stores in that brand.

And then also I appreciate your careful management of the brand aesthetic over the years and obviously that has led to some longevity for the brand, but how do you — do you think at all that that sometimes constrains your ability to chase emerging trends as quickly as your competitors? Thanks.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

I guess on the first part, I mean I think obviously our demographic is somewhat different than someone like a Coach. We obviously can’t speak to anybody else’s storecount plans. We look at it based on the economic performance of those stores we are in today and the stores that are marginal or we think are declining relative to the chain. In many cases, they are in malls that — where the malls are declining. So we certainly wouldn’t want to keep open a store if it is not doing well today and the mall itself is declining. We are generally in malls only, which may also account for some of the difference with some of those other brands you are looking at. But I don’t think we can really talk about anything beyond how we look at it and the economics of the stores that we are focused on closing versus the ones we expect to keep open because of their performance.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

To answer your question, Liz, about whether our aesthetic prevents us from chasing trend as fast as our competitors, I don’t think that is the case. I think we might — we have a point of view that we chase trend that is appropriate to our aesthetic, but there is plenty of trend out there that is appropriate to our aesthetic.

Operator

Brian Tunick, JPMorgan.

Brian Tunick — JPMorgan Chase — Analyst

Thanks, good morning, guys. I guess one question for Mike, if you could just elaborate on your comments about the improved trend you have seen over the past few weeks. Is that both in the US and in Europe? Obviously, there was some noise around the Olympics. And then maybe, Jonathan, some more color on the gross margin expectations for the back half. Just maybe help us feel more comfortable what you have baked in domestically again. When we see A&F doing all denim $39 last week, American Eagle is now priced under $30, how much have you assumed that it gets very competitive in the back half? We understand you get the cotton back, but I’m just trying to understand what you have assumed in your guidance for the full year on the gross margins really more domestically.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Okay, Brian. By the way, I missed you in Roosevelt Field a week ago.

Brian Tunick — JPMorgan Chase — Analyst

I will see you soon.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO

Okay. The answer to your question is that comp sales improved for both US and international. However, it is too early to say this represents a decisive change in the trend. As we found during the second quarter, comp sales can be volatile. We will know — we think we will know more over the next several weeks, but, for now, we are not counting on an improved trend, but we remain hopeful.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Brian, on the second part of the question, as Brian I think referenced in his comments, we are planning for AURs in US chain stores to be flat to slightly down for the balance of the year, which is a little more conservative than we had indicated back in May. Obviously, we are up against a very aggressive promotional period, particularly in the fourth quarter. So at this point, we think that is a reasonable assumption.

The other key drivers are obviously the average unit cost is the biggest help to gross margin year over year, that reserve effect that Brian alluded to earlier, which is also helping to some degree and then international mix where we also have lower AURs baked in year over year for the international stores.

Operator

Anna Andreeva, FBR.

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AUGUST 15, 2012 / 12:30PM, ANF — Q2 2012 Abercrombie & Fitch Co. Earnings Conference Call

Anna Andreeva — FBR Capital Markets — Analyst

Great. Thanks so much. Good morning, guys. I was hoping you could parse out some of the gross margin decline for the second quarter, down 100 basis points. It's actually a little better than what we would have thought given all the promotional activities. So what was AUC versus ForEx? And then looking into the third quarter, you mentioned bigger expense deleverage. So how should we think about stores and distribution expense? I think it was up about 8% in dollars year over year. In the second quarter, should we think about a similar type of increase in 3Q and similarly on?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO

Okay, thanks. I guess on AUC, Anna, it was flat to slightly up for the quarter. The turning point was sort of midway through the quarter. So in terms of what we actually sold, it still skewed a little bit up on a year-over-year basis. I don't know if we have pulled out the specific FX impact on gross margin. We haven't specifically broken that out.

I think one of the reasons it was probably better than you might have anticipated really goes back to that point that we have been focused on trying to work through the inventory, kept it on the floor a little longer and that probably has to some degree impacted the sales trend, but we did focus on trying to hold the gross margin rate as we worked through the season. Brian, do you want to comment on the other pieces? The question was about increased expense deleverage in Q3. Any additional detail we can give?

Brian Logan — Abercrombie & Fitch Co. — VP, IR & Controller

I think part of it is some of the incremental expenses that we are going to see around our CRM programs, which will be incremental in the third quarter, in addition to some of the marketing initiatives we had discussed as well primarily related to China.

Operator

That does conclude today's question-and-answer session and today's presentation. We thank everyone for their participation. You may now disconnect.

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